NEUBERGER BERMAN EQUITY FUNDS
                                     CLASS A
                           PLAN PURSUANT TO RULE 12B-1

                                   SCHEDULE A

Class A of the following series of Neuberger Berman Equity Funds are subject to this Plan Pursuant to 12b-1, at the fee rates specified:


                                                      Fee (as a Percentage of
                                                      Average Daily Net Assets
Series                                                of Class A)
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Neuberger Berman Climate Change Fund                  0.25%
Neuberger Berman Equity Income Fund                   0.25%
Neuberger Berman Global Real Estate Fund              0.25%
Neuberger Berman International Large Cap Fund         0.25%
Neuberger Berman Large Cap Disciplined Growth Fund    0.25%
Neuberger Berman Select Equities Fund                 0.25%


Dated: April 22, 2008